Exhibit 10.38

Certain confidential information contained in this exhibit, marked by brackets, has been redacted in accordance with Regulation S-K Item 601(b) because the information (i) is not material and (ii) would be competitively harmful if disclosed.

THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS SAFE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

LanzaTech NZ, Inc.

SAFE

(Simple Agreement for Future Equity)

THIS CERTIFIES THAT in exchange for the payment by BGTF LT Aggregator LP (the “Investor”) of $50,000,000 (the “Initial Purchase Amount”) on or about October 3, 2022, the Investor, LanzaTech NZ, Inc., a Delaware corporation (the “Company”), and solely for purposes of Section 2(e) and Section 4(i) hereof, LanzaTech, Inc., a Delaware corporation (the “Developer”), enters into this Safe on October 2, 2022. Subject to the Company obtaining the approvals and waivers set forth in Section 6(h), the Company issues to the Investor the right to certain shares of Capital Stock (as defined below). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Framework Agreement (as defined below).

1.	Definitions.

“Affiliate” of a specified Person means any Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified Person.

“Board” means the board of directors of the Company.

“Capital Stock” means the capital stock of the Company, including, without limitation, the common stock of the Company (the “Common Stock”) and the preferred stock of the Company (the “Preferred Stock”).

“Change of Control” means (a) a transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company or Developer having the right to vote for the election of members of the Board or board of directors of Developer, as applicable, (b) any reorganization, merger or consolidation of the Company or Developer, other than a transaction or series of related transactions in which the holders of the voting securities of the Company or Developer outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or Developer, as applicable, or such other surviving or resulting parent entity, or (c) a sale, lease or other disposition of all or substantially all of the assets of the Company or Developer. A transaction or series of related transactions that would be a Change of Control but would also be a De-SPAC shall be treated as a De-SPAC and not a Change of Control.

“Company Capitalization” is calculated as of immediately prior to the Equity Financing and (without double-counting, in each case calculated on an as-converted to Common Stock basis):

●	Includes all shares of Capital Stock issued and outstanding;
●	Includes all Converting Securities;
●	Includes all (a) issued and outstanding Options, and (b) Promised Options; and
●	Includes the Unissued Option Pool, except that any increase to the Unissued Option Pool in connection with the Equity Financing shall only be included to the extent that the number of Promised Options exceeds the Unissued Option Pool prior to such increase.

“Converting Securities” includes this Safe and other convertible securities issued by the Company, including but not limited to: (a) other Safes, (b) convertible promissory notes and other convertible debt instruments, and (c) convertible securities that have the right to convert into shares of Capital Stock.

“Co-Sale Agreement” means the Seventh Amended and Restated Right of First Refusal and Co-Sale Agreement, entered into on October 28, 2021, by and among the Company, the Investors (as defined therein) and the Key Holders (as defined therein), as amended and/or restated from time to time.

“De-SPAC” means a business combination, merger, reorganization or similar transaction, or share exchange or purchase, in which the stockholders of the Company receive securities (a) the class of which is registered, or (b) convertible into securities the class of which is registered, under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) constituting, or upon conversion would constitute (assuming conversion on such date), more than 50% of the outstanding capital stock of a publicly-traded special purpose acquisition company or blank check company, or any successor entity which is listed on a “national securities exchange” registered with the Securities and Exchange Commission (the “Commission”) under Section 6 of the Exchange Act (a “SPAC”).

“De-SPAC Common Stock” means the common stock of the publicly traded entity resulting from a De-SPAC issued in exchange for the Capital Stock.

“Direct Listing” means the Company’s initial listing of its Common Stock (other than shares of Common Stock not eligible for resale under Rule 144 under the Securities Act) on a national securities exchange by means of an effective registration statement on Form S-1 filed by the Company with the SEC that registers shares of existing capital stock of the Company for resale, as approved by the Board. For the avoidance of doubt, a Direct Listing shall not be deemed to be an underwritten offering and shall not involve any underwriting services.

“Dissolution Event” means (a) a voluntary termination of operations, (b) a general assignment for the benefit of the Company’s creditors, or (c) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary.

“Dividend Amount” means, with respect to any date on which the Company pays a dividend on its outstanding Common Stock, the amount of such dividend that is paid per share of Common Stock multiplied by (a) the Purchase Amount divided by (b) (i) the Liquidity Price, if there has been a Liquidity Event, or (ii) the Safe Price (with the Company Capitalization calculated as of the date of payment of such dividend), if there has not been a Liquidity Event.

“Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues (or reissues) and sells Preferred Stock at a fixed valuation, including but not limited to, a pre-money or post-money valuation.

“Framework Agreement” means the Framework Agreement, dated as of the date hereof, by and between the Investor and Developer.

“Governmental Authority” means any governmental department, tax authority, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof.

“Initial Public Offering” means the closing of the Company’s first initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act.

“Investors’ Rights Agreement” means the Eighth Amended and Restated Investors’ Rights Agreement, entered into on October 28, 2021, by and among the Company and the Investors (as defined therein), as amended and/or restated from time to time.

“Liquidity Capitalization” is calculated as of immediately prior to a Change of Control, an Initial Public Offering, a Direct Listing, or a De-SPAC, as applicable, and (without double-counting, in each case calculated on an as-converted to Common Stock basis):

●	Includes all shares of Capital Stock issued and outstanding;
●	Includes all (a) issued and outstanding Options, and (b) to the extent receiving Proceeds, Promised Options;
●	Includes all Converting Securities, other than any Safes and other convertible securities (including without limitation shares of Preferred Stock) where the holders of such securities are receiving Cash-Out Amounts or similar liquidation preference payments in lieu of Conversion Amounts or similar “as-converted” payments; and
●	Excludes the Unissued Option Pool.

“Liquidity Event” means a Change of Control, an Initial Public Offering, a Direct Listing, or a De-SPAC.

“Liquidity Price” means, (a) the lesser of (i) the price per share equal to the Pre-Money Valuation Cap divided by the Liquidity Capitalization and (A) in the event of a Change of Control, the fair market value of the Common Stock at the time of a Change of Control (determined by reference to the purchase price payable for each share of Common Stock in connection with such Change of Control), (B) in the event of an Initial Public Offering, the price at which Common Stock is sold to the public in an Initial Public Offering, (C) in the event of a Direct Listing, the closing price of the Common Stock on the first day of trading following a Direct Listing, and (D) in the event of a De-SPAC not involving a PIPE, the value ascribed to each share of Common Stock at the time of exchange for De-SPAC Common Stock in a De-SPAC not involving a PIPE, or (b) in the event of a De-SPAC involving a PIPE, (i) in connection with a De-SPAC with AMCI Acquisition Corp II (“AMCI”), the price paid by the private investment in public equity investors in such De-SPAC for PIPE Stock that results in such investors’ receipt of the number of shares of De-SPAC Common Stock issuable pursuant to such De-SPAC in exchange for one share of Common Stock (“De-SPAC Liquidity Price”) and (ii) in connection with a De-SPAC with a SPAC other than AMCI, [***] of the De-SPAC Liquidity Price.

“Mutual Confidentiality Agreement” means [***].

“Non-Repayable Amount” means the aggregate amount no longer subject to repayment pursuant to Section 2(a) (which in no event shall exceed the Initial Purchase Amount).

“Options” includes options, restricted stock awards or purchases, RSUs, SARs, warrants or similar securities, vested or unvested.

“Person” means any natural person, partnership, limited partnership, limited liability partnership, joint venture, syndicate, sole proprietorship, company or corporation (with or without share capital), limited liability corporation, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal entity, or any Governmental Authority.

“PIPE” means a private investment in public equity that is effective in connection with a De-SPAC.

“PIPE Stock” means the capital stock of the entity into which the private investment in public equity investors are investing in connection with a De-SPAC.

“Pre-Money Valuation Cap” means $1,817,000,000.

“Proceeds” means cash and other assets (including without limitation stock consideration) that are proceeds from a Change of Control or Dissolution Event, as applicable, and legally available for distribution.

“Promised Options” means promised but ungranted Options that are the greater of those (a) promised pursuant to agreements or understandings made prior to the execution of, or in connection with, the term sheet or letter of intent for the Equity Financing or Liquidity Event, as applicable (or the initial closing of the Equity Financing or consummation of the Liquidity Event, if there is no term sheet or letter of intent), (b) in the case of an Equity Financing, treated as outstanding Options in the calculation of the Standard Preferred Stock’s price per share, or (c) in the case of a Change of Control, treated as outstanding Options in the calculation of the distribution of the Proceeds.

“Purchase Amount” means the Initial Purchase Amount, less (a) the aggregate amount converted pursuant to Section 3 from time to time and (b) the aggregate amount repaid pursuant to Section 2.

“Qualifying Project” means any Approved Project acquired by the Investor or any Eligible Project with respect to which the Investor has or is deemed to have delivered a Rejection Notice to Developer prior to the Repayment Date or the Extended Repayment Date (as defined below), as applicable.

“Repayment Date” means the fifth anniversary of the date hereof.

“Safe” means a simple agreement for future equity. References to “this Safe” mean this specific instrument.

“Safe Preferred Stock” means the shares of the series of Preferred Stock issued to the Investor in an Equity Financing having the identical rights, privileges, preferences and restrictions as the shares of Standard Preferred Stock, other than with respect to: (a) the per share liquidation preference and the initial conversion price for purposes of price-based anti-dilution protection, which will equal the Safe Price, and (b) the basis for any dividend rights, which will be based on the Safe Price.

“Safe Price” means the price per share equal to the Pre-Money Valuation Cap divided by the Company Capitalization.

“Standard Preferred Stock” means the shares of the series of Preferred Stock issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

“Unissued Option Pool” means all shares of Capital Stock that are reserved, available for future grant and not subject to any outstanding Options or Promised Options (but in the case of a Change of Control, only to the extent Proceeds are payable on such Promised Options) under any equity incentive or similar Company plan.

2.	Repayment.

(a)Subject to Section 2(d), on the Repayment Date or the Extended Repayment Date, as applicable (if before the termination of this Safe), the Company shall repay in cash to the Investor the Initial Purchase Amount less the aggregate amount converted by the Investor pursuant to Section 3 from time to time (“Remaining Amount”) plus interest on the Remaining Amount outstanding on the date of payment at a rate of [***] per annum, compounded annually and computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual days elapsed since the date first set forth above; provided that for each $50,000,000 of aggregate Equity Funding required for Qualifying Projects, as determined in accordance with the Framework Agreement, $5,000,000 of the Remaining Amount shall convert to a Non-Repayable Amount; provided further that the Equity Funding for each such Project shall accrue as of (i) for Approved Projects, the closing of the Acquisition of each such Approved Project, and (ii) for Eligible Projects with respect to which the Investor has or is deemed to have delivered Rejection Notices to Developer, the delivery or deemed delivery by the Investor of a Rejection Notice to Developer with respect to each such Eligible Project.

(b)If, prior to the Repayment Date or the Extended Repayment Date, as applicable, the Investor has delivered an Approval Notice or a Non-Conforming Project Approval Notice to Developer with respect to a Project, but the Acquisition of such Project has not been consummated, then the Equity Funding associated with such Project shall be treated as Equity Funding for purposes of determining the Non-Repayable Amount pursuant to Section 2(a); provided, that if such Acquisition is terminated after the Repayment Date or the Extended Repayment Date, as applicable, the amount of any prior increase to the Non-Repayable Amount as of the Repayment Date or Extended Repayment Date, as applicable, due to the application of the foregoing clause shall be due and payable in cash by the Company to the Investor, together with accrued interest in accordance with Section 2(a), within [***] following the termination of such Acquisition; provided further, that such prior increase to the Non-Repayable Amount shall not convert pursuant to Section 3 unless and until such Acquisition is consummated.

(c)For illustrative purposes only and subject to the timing considerations set forth in Section 2(a) and Section 2(b), if the Equity Funding required for a Qualifying Project is $105,000,000, then $10,000,000 of the Remaining Amount shall cease to be repayable and be considered part of the Non-Repayable Amount; provided that the remaining $5,000,000 of the Equity Funding required for such Qualifying Project will be counted towards the next $50,000,000 of aggregate Equity Funding required for Qualifying Projects. Accrued interest on the $10,000,000 will be payable on the Repayment Date or the Extended Repayment Date, as applicable.

(d)If no Equity Financing or Liquidity Event has occurred prior to the Repayment Date, then the Company shall repay the Initial Purchase Amount, plus interest thereon at a rate of [***] per annum, compounded annually and computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual days elapsed since the date first set forth above (not duplicative of repayment made under Section 2(a)), in cash to the Investor on the Repayment Date; provided that the Investor shall have the option to extend the Repayment Date to the 10th anniversary of the date hereof (the “Extended Repayment Date”), by providing the Company an irrevocable notice of extension at least one calendar day prior to the Repayment Date. In the event the Investor exercises its option pursuant to the foregoing sentence, the Company shall repay the Initial Purchase Amount, plus interest thereon at a rate of [***] per annum, compounded annually and computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual days elapsed since the date first set forth above (not duplicative of repayment made under Section 2(a)), in cash to the Investor on the Extended Repayment Date if no Equity Financing or Liquidity Event has occurred prior to the Extended Repayment Date.

(e)The Developer hereby fully and unconditionally guarantees, as primary obligor and not merely as surety, to the Investor, the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Company’s repayment obligations hereunder, including under Section 2, Section 3(b)(ii), Section 3(c)(i), Section 3(d), Section 4(j), Section 5(b) and Section 6(i). The Developer further agrees that:

(i)its guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and agrees to pay, in addition to the amounts stated in this Safe, any and all expenses (including reasonable counsel fees and expenses) incurred by the Investor in enforcing or exercising any rights under any guarantee;

(ii)its obligations herein are primary, absolute, irrevocable and unconditional irrespective of the validity or enforceability of this agreement, the Framework Agreement or any other agreement or instrument referred to herein or therein, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense, it being the intent of the parties that Developer’s obligations hereunder shall be primary, absolute, irrevocable and unconditional under any and all circumstances; and

(iii) its obligations hereunder shall be automatically reinstated if and to the extent that for any reason any payment made by or on behalf of the Company or the Developer hereunder is rescinded or must be otherwise restored for any reason whatsoever, and agrees that it will indemnify Investor on demand for all reasonable costs and expenses (including reasonable fees and expenses of counsel) incurred by Investor in connection with such rescission or restoration.

3.	Conversion Events; Dissolution Event; Termination.

(a)General.  Effective immediately after the first to occur of an Equity Financing or a Liquidity Event that is not a Change of Control (the “First Event”) before the termination of this Safe, the Purchase Amount (or a portion thereof) may convert, at any time at the Investor’s sole option, and the Non-Repayable Amount shall convert, automatically and on an as accrued basis, into shares of Capital Stock or, if the First Event is a De-SPAC, De-SPAC Common Stock, in accordance with Section 3(b) or Section 3(c), as applicable. If, following the First Event, the Capital Stock or De-SPAC Common Stock associated with the First Event will be converted into or exchanged for other securities or property pursuant to a recapitalization, subsequent Equity Financing or Liquidity Event or other similar transaction (the “Second Event”), then, (i) effective immediately after the consummation of the Second Event that is not a Change of Control, the Purchase Amount (or a portion thereof) may convert, at any time at the Investor’s sole option, and the Non-Repayable Amount shall convert, automatically and on an as accrued basis, into, such securities or property as would have been issued upon conversion or exchange of the shares of Capital Stock or De-SPAC Common Stock that would have been issued upon conversion of the Purchase Amount (or a portion thereof) and the Non-Repayable Amount, respectively, in connection with the First Event, or (ii) immediately prior to, or concurrent with, the consummation of the Second Event that is a Change of Control, the holder of this Safe will automatically be entitled to receive such securities or property as would have been received by a holder of the shares of Capital Stock or De-SPAC Common Stock that would have been issued upon conversion of the Purchase Amount in connection with the First Event.

(b)Equity Financing.

(i)Equity Financing.  If there is an Equity Financing before the termination of this Safe, then effective immediately after the initial closing of such Equity Financing, the Purchase Amount (or a portion thereof) may convert, at any time at the Investor’s sole option, and the Non-Repayable Amount shall convert, automatically and on an as accrued basis, into: either (A) the number of shares of Standard Preferred Stock equal to the Purchase Amount (or a portion thereof) and the Non-Repayable Amount, respectively, divided by the lowest price per share of the Standard Preferred Stock, or (B) the number of shares of Safe Preferred Stock equal to the Purchase Amount (or a portion thereof) and the Non-Repayable Amount, respectively, divided by the Safe Price, whichever results in the greater number of shares.

(ii)Transaction Documents.  In connection with the negotiation of the transaction documents relating to the Equity Financing that would allow for the conversion of the Purchase Amount (or a portion thereof) or the Non-Repayable Amount into shares of Standard Preferred Stock or Safe Preferred Stock pursuant to Section 3(b)(i), the Company will provide the Investor an opportunity to review all of the applicable transaction documents related to the Equity Financing and will consider the Investor’s reasonable comments on such transaction documents. It will be a condition to the Company’s obligation to issue the shares of Standard Preferred Stock or Safe Preferred Stock, as applicable, that the Investor execute and deliver to the Company all of the applicable transaction documents related to the Equity Financing and all of the applicable transaction documents relating to a Second Event, if applicable; provided, that such documents are reasonably acceptable to the Investor; provided, however, that transaction documents related to the Equity Financing that otherwise meet the following criteria shall be deemed to be reasonably acceptable to the Investor: such documents are (A) subject to the remainder of this paragraph, no less advantageous to the Investor than the documents entered into with the purchasers of Standard Preferred Stock (with appropriate variations for the Safe Preferred Stock, if and as applicable, and appropriate variations of rights based on number of shares held or amount invested), (B) have customary exceptions to any drag-along applicable to the Investor, including (without limitation) limited representations, warranties, liability and indemnification obligations, and absence of non-competition and non-solicitation obligations for the Investor, (C) otherwise contain terms that are substantially similar to and, in any event, no less advantageous to the Investor than, the terms of the Company’s existing Series F Preferred Stock financing agreements, except that any limitations or exclusions applicable solely to the Series F Director (including such limitations and exclusions set forth in Sections 4.7 and 4.8 of the Investors’ Rights Agreement and Sections 8.6 and 8.9 of the certificate of incorporation of the Company) shall not apply to such shares of Standard Preferred Stock or Safe Preferred Stock (if Preferred Stock is being issued in the Equity Financing), (D) provide for the Investor’s information rights pursuant to Section 6(l) and Section 6(m) hereof, (E) do not provide for Investor to be a “Key Holder” (or equivalent) or for Investor to be subject to any comparable restrictions, and (F) give the Investor the right of first refusal and right of co-sale (or substantially similar rights) as set forth in Sections 2.3, 2.4, 4.1 and 4.2 of the Co-Sale Agreement (subject to any terms or limitations generally applicable to exercise of such rights as are provided in the transaction documents for the Equity Financing). Notwithstanding the foregoing, if any conditions for the transaction documents related to the Equity Financing set forth in clauses (A) through (F) above are not satisfied and as a result the Investor fails to execute and deliver to the Company any such transaction documents, the Company shall, within [***] of the initial closing of the Equity Financing, at its sole option, either (x) amend such transaction documents such that they comply with the foregoing requirements or (y) repay the Initial Purchase Amount, plus interest thereon at a rate of [***] per annum, compounded annually and computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual days elapsed since the date first set forth above, to the Investor in cash, upon which this Safe shall terminate in accordance with Section 3(f)(i)(A).

(c)Liquidity Event.

(i)Change of Control.  If there is a Change of Control before the First Event, the holder of this Safe will automatically be entitled (subject to the liquidation priority set forth in Section 3(e)) to receive a portion of the Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Change of Control, equal to the greater of (A) the Initial Purchase Amount plus interest thereon at a rate of [***] per annum, compounded annually and computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual days elapsed since the date first set forth above (the “Cash-Out Amount”), and (B) the consideration payable on the number of shares of Common Stock equal to the Initial Purchase Amount divided by the Liquidity Price (the “Conversion Amount”); provided, that the Investor shall have the option to elect to receive (1) the Cash-Out Amount in lieu of the Conversion Amount, or (2) the fair market value of the Conversion Amount in cash. Without limiting the foregoing proviso, if any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Change of Control, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable laws.

Notwithstanding the foregoing, in connection with a Change of Control intended to qualify as a tax-free reorganization, the Company may reduce the cash portion of Proceeds payable to the Investor by the amount determined by the Board in good faith for such Change of Control to qualify as a tax-free reorganization for U.S. federal income tax purposes, provided that such reduction (1) does not reduce the total Proceeds payable to the Investor, and (2) is applied in the same manner and on a pro rata basis to all securityholders who have equal priority to the Investor under Section 3(e).

(ii)Initial Public Offering; Direct Listing; De-SPAC.  In connection with an Initial Public Offering or a Direct Listing, in each case before the termination of this Safe, effective immediately after the closing of such Initial Public Offering or Direct Listing, the Purchase Amount (or a portion thereof) may convert, at any time at the Investor’s sole option, and the Non-Repayable Amount shall convert, automatically and on an as accrued basis, into the number of shares of Common Stock equal to the Purchase Amount (or a portion thereof) and the Non-Repayable Amount, respectively, divided by the Liquidity Price. In connection with a De-SPAC before the termination of this Safe, effective immediately after the closing of such De-SPAC, the Purchase Amount (or a portion thereof) may convert, at any time at the Investor’s sole option, and the Non-Repayable Amount shall convert, automatically and on an as accrued basis, into the number of shares of De-SPAC Common Stock issuable pursuant to such De-SPAC in exchange for the number of shares of Common Stock equal to the Purchase Amount (or a portion thereof) and the Non-Repayable Amount, respectively, divided by the Liquidity Price.

(iii)Transaction Documents.  In connection with the payment of the portion of the Proceeds payable to the Investor or the conversion of the Purchase Amount (or a portion thereof) or the Non-Repayable Amount into shares of Common Stock or De-SPAC Common Stock pursuant to Section 3(c)(i) or Section 3(c)(ii), as applicable, the Investor will execute and deliver to the Company all of the applicable transaction documents related to the Liquidity Event; provided, that such documents are the same documents entered into with all of the holders of Common Stock or De-SPAC Common Stock; provided further, that in the event of a De-SPAC, in no event shall the Investor be subject to any lock-up or transfer restriction following the applicable Liquidity Event. In connection with a Direct Listing or an Initial Public Offering, if Investor is party to the Investors’ Rights Agreement, it shall be subject to any lock-up or transfer restriction contained therein and if Investor is not party to such agreement, it shall be subject to lock-up and transfer restrictions reasonably requested by the Company, provided the terms are “market”.

(d)Dissolution Event.  If there is a Dissolution Event before the termination of this Safe, the Investor will automatically be entitled (subject to the liquidation priority set forth in Section 3(e)) to receive a portion of Proceeds equal to the Purchase Amount plus interest thereon at a rate of [***] per annum, compounded annually and computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual days elapsed since the date first set forth above, due and payable to the Investor immediately prior to the consummation of the Dissolution Event.

(e)Liquidation Priority.

(i)In a Change of Control or a Dissolution Event, the Investor’s right to receive the repayment amounts in Section 2, Section 3(b)(ii), Section 3(c)(i), Section 3(d), Section 4(j), Section 5(b), and Section 6(i) of this Safe is intended to operate like unsecured indebtedness and is:

(A)junior to payment of outstanding secured indebtedness and creditor claims, including secured contractual claims for payment and secured convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Capital Stock),

(B)on par with payment of outstanding unsecured indebtedness and creditor claims, including unsecured contractual claims for payment and unsecured convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Capital Stock), and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other unsecured indebtedness, the applicable Proceeds will be distributed pro rata to the Investor and such other unsecured indebtedness in proportion to the full payments that would otherwise be due, and

(C)senior to payments for Common Stock, Preferred Stock and other Safes.

(ii)The Investor’s right to receive amounts that are not the repayment amounts in Section 2, Section 3(b)(ii), Section 3(c)(i), Section 3(d), Section 4(j), Section 5(b), and Section 6(i) in this Safe, including the Cash-Out Amount, Conversion Amount or Purchase Amount, as applicable, is intended to operate like standard non-participating Preferred Stock and is:

(A)junior to payment of outstanding indebtedness and creditor claims, including contractual claims for payment and convertible promissory notes (to the extent such convertible promissory notes are not actually or notionally converted into Capital Stock),

(B)on par with payments for other Safes and/or the most senior Preferred Stock, and if the applicable Proceeds are insufficient to permit full payments to the Investor and such other Safes and/or the most senior Preferred Stock, the applicable Proceeds will be distributed pro rata to the Investor and such other Safes and/or the most senior Preferred Stock in proportion to the full payments that would otherwise be due, and

(C)senior to payments for Common Stock and Preferred Stock (other than the most senior Preferred Stock).

(f)Termination.

(i)This Safe will automatically terminate (without relieving the Company of any of its obligations (1) arising from a prior breach of or non-compliance with this Safe or (2) relating to the shares into which certain amounts under the Safe have converted into) immediately following the earliest to occur of: (A) the Purchase Amount being reduced to $0 (and, for the avoidance of doubt, the Initial Purchase Amount having been fully repaid and/or converted), (B) the payment of amounts due to the Investor pursuant to Section 3(c)(i), and (C) the payment of amounts due to the Investor pursuant to Section 3(d).

(ii)Notwithstanding the foregoing, Section 6 shall survive the termination of this Safe.

4.	Company and Developer Representations and Covenants.

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b)The execution, delivery and (for the issuance of the underlying Capital Stock into which this Safe converts and the transaction pursuant to which such Capital Stock would be issued, subject to Section 4(d)) performance by the Company of this Safe is within the corporate power of the Company and has been duly authorized by all necessary actions on the part of the Company. This Safe constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To its knowledge, the Company is not in violation of (i) its current certificate of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Company, or (iii) any material debt or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(c)The performance and consummation of the transactions contemplated by this Safe do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company, (ii) result in the acceleration of any material debt or contract to which the Company is a party or by which it is bound, or (iii) result in the creation or imposition of any lien on any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d)No consents or approvals are required in connection with the issuance and performance of this Safe other than, solely in the case of the authorization and issuance of securities issuable pursuant to Section 3 and the transaction pursuant to which such securities would be issued: (i) any necessary approvals by the Board and the Company’s stockholders, including but not limited to approvals for the authorization and issuance of shares of Capital Stock issuable pursuant to Section 3 and the waiver of any pro-rata or pre-emptive rights (if not complied with), (ii) any necessary corporate approvals of the SPAC, including but not limited to approvals for the De-SPAC and the authorization and issuance of shares of De-SPAC Common Stock issuable pursuant to Section 3, (iii) any qualifications, filings, consents or approvals under applicable securities laws, competition laws, foreign investment laws or other governmental authorities applicable to the transaction pursuant to which the securities will be issued, and (iv) any necessary consents or approvals (corporate, shareholder, third party or regulatory) by or with respect to a third party under an agreement between such third party and the Company or the SPAC, as applicable.

(e)The Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others.

(f)The Company has provided Investor copies of its organizational documents, each of which are in full force and effect, as well as copies of any agreements granting to a third party exclusivity or other rights that conflict with the exclusivity and other rights (including the rights, with priority relative to other Persons, to review, acquire, own, finance and transfer projects) granted to the Investor pursuant to the Framework Agreement.

(g)The Company and its Affiliates and each of their respective members, managers, and officers are and have at all times been in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and any other applicable anti-corruption or anti-bribery Laws.

(h)None of the Company or its Affiliates or any of their respective members, managers, and officers (i) has violated or is in violation of any Sanctions or Anti-Money Laundering Laws, or (ii) is targeted by any Sanctions or has engaged in any dealings with or for the benefit of any Persons targeted by Sanctions. There are no pending nor, to the knowledge of the Company, threatened actions involving the Company and its Affiliates and each of their respective members, managers, and officers with respect to any Sanctions or Anti-Money Laundering Laws.

(i)The Developer has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. The execution, delivery and performance by the Developer of this Safe is within the corporate power of the Developer and has been duly authorized by all necessary actions on the part of the Developer. This Safe constitutes a valid and binding obligation of the Developer, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(j)So long as any liabilities (whether direct or contingent, liquidated or unliquidated) or obligations of the Company to the Investor hereunder remain outstanding, the Company shall not take or agree to take, or vote in favor of any of its subsidiaries taking or agreeing to take, any action (including any sale of assets or equity) that would reasonably be expected to cause the Company to be incapable of satisfying its obligations hereunder, it being understood that a transaction that would cause the fair market value of the Company to be less than $200,000,000, as determined in accordance with Schedule I, shall be deemed to cause the Company to be incapable of satisfying its obligations hereunder. Until the Company (or any parent or successor) is publicly traded, the Company shall, within [***] of the end of each calendar year and each second quarter (i.e. semiannually) and, additionally, in connection with any request by Investor in relation to a transaction entered into by the Company or its subsidiaries (such request not to be made more than once in any [***] period), procure and deliver to Investor, at the expense of the Company, an appraisal demonstrating that the fair market value of the Company equals or exceeds $200,000,000, as determined in accordance with Schedule I; provided, that the semiannual appraisal requirement for a particular period shall not apply if the Company issues Capital Stock in a bona fide financing transaction with a non-Affiliate on the basis of a valuation cap or valuation, as applicable, in excess of $200,000,000 and provides satisfactory evidence of the same to Investor. In the event of any breach of this Section 4(j) by the Company and, for a breach other than of the first sentence of this Section 4(j), that remains uncured [***] after written notice by Investor, the Remaining Amount plus interest at a rate of [***] per annum, compounded annually and computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual days elapsed since the date first set forth above, shall be immediately due and payable in cash by the Company to the Investor.

5.	Investor Representations.

(a)The Investor has full legal capacity, power and authority to execute and deliver this Safe and to perform its obligations hereunder. This Safe constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act, and acknowledges and agrees that if not an accredited investor (as finally determined by a court of competent jurisdiction) at the time of an Equity Financing, then the Company may void this Safe and return the Initial Purchase Amount plus interest thereon at a rate of [***] per annum, compounded annually and computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual days elapsed since the date first set forth above. The Investor has been advised that this Safe and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Safe and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and as of the date hereof, the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Investor’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

6.	Miscellaneous.

(a)Any provision of this Safe may be amended, waived or modified only by written consent of the Company and the Investor.

(b)Any notice required or permitted by this Safe will be deemed sufficient when delivered personally or by overnight courier to the relevant address listed on the signature page, or [***] after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address listed on the signature page, as subsequently modified by written notice.

(c)The Investor is not entitled, in its capacity as a holder of this Safe, to vote or be deemed a holder of Capital Stock for any purpose other than tax purposes, nor will anything in this Safe be construed to confer on the Investor, as such, any rights of a Company stockholder or rights to vote for the election of directors or on any matter submitted to Company stockholders, or to give or withhold consent to any corporate action or to receive notice of meetings, until shares of Capital Stock have been issued on the terms described in Section 3. However, if the Company pays a dividend on outstanding shares of Common Stock (that is not payable in shares of Common Stock) while this Safe is outstanding, the Company will pay the Dividend Amount to the Investor at the same time.

(d)Neither this Safe nor the rights in this Safe are transferable or assignable, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Safe and/or its rights may be assigned, in whole but not in part, by the Investor to any of its Affiliates without the Company’s prior written consent.

(e)In the event any one or more of the provisions of this Safe is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Safe operate or would prospectively operate to invalidate this Safe, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Safe and the remaining provisions of this Safe will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f)All rights and obligations hereunder will be governed by the laws of the State of New York, without regard to the conflicts of law provisions of such jurisdiction.

(g)The parties acknowledge and agree that for United States federal and state income tax purposes this Safe is, and at all times has been, intended to be characterized as stock, and more particularly as common stock for purposes of Sections 304, 305, 306, 354, 368, 1036 and 1202 of the Internal Revenue Code of 1986, as amended. Accordingly, the parties agree to treat this Safe consistent with the foregoing intent for all United States federal and state income tax purposes (including, without limitation, on their respective tax returns or other informational statements).

(h)The parties acknowledge and agree that before the Company can be obligated to issue any equity securities or instruments convertible into, or exchangeable or exercisable for, such equity securities, it must obtain stockholder approvals and waivers of certain rights held by existing investors to purchase newly issued equity securities of the Company or instruments convertible into, or exchangeable or exercisable for, such equity securities. The parties acknowledge and agree that until such approvals and waivers are obtained, the Company shall be under no obligation to issue any shares of Capital Stock or other securities pursuant to this Safe.

(i)The parties acknowledge and agree that the Company shall include the approvals and waivers referenced in Section 4(d) and Section 6(h) required for the performance of this Safe in the approvals and waivers required for the applicable First Event (at the same time that it obtains the approvals and waivers required for such First Event). The Company agrees that it will not issue any equity securities or convertible equity securities in the future for capital raising purposes, including but not limited to any Equity Financing, De-SPAC, Direct Listing, Initial Public Offering or similar transaction (excluding Safes on terms no more favorable to the investor therein than those afforded to Investor hereunder and the issuance of any Common Stock or options to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to any equity incentive or similar plan of the Company) unless it has obtained the approvals and waivers referenced in Section 4(d) and Section 6(h) that are required for the issuance of the equity securities into which this Safe converts and conversion into such equity securities by Investor. Notwithstanding the foregoing, if the Company fails to obtain any of the required approvals or waivers to issue equity securities into which this Safe converts, and the conversion thereof by Investor, but otherwise receives approval of the applicable First Event, the Company shall, within [***] of such approval (and, if earlier, upon receipt of proceeds that equal or exceed the amount payable hereunder), repay the Initial Purchase Amount, plus interest thereon at a rate of [***] per annum, compounded annually and computed on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and the actual days elapsed since the date first set forth above, to the Investor in cash, upon which this Safe shall terminate in accordance with Section 3(f)(i)(A). For the avoidance of doubt, the Company has the legal capacity, power and authority to execute and perform its obligations and has obtained all necessary approvals to agree to this Section 6(i) as of the date hereof.

(j)

(i)The Company agrees that in the event an Initial Public Offering, Direct Listing or De-SPAC has occurred, the Company shall use its commercially reasonable efforts to have registered or to register the shares of Capital Stock into which this Safe may convert on a registration statement. In the event of a De-SPAC, the Company agrees that it shall use commercially reasonable efforts to have the shares underlying this Safe registered on the Form S-1 or Form S-3 that the PIPE Stock are registered on.

(ii)The Company’s obligation to include the shares of Capital Stock issued upon conversion of this Safe for resale on a registration statement are contingent upon the Investor furnishing in writing to the Company such information regarding the Investor, the securities of the Company held by the Investor, and the intended method of disposition of such securities as shall be reasonably requested by the Company to effect the registration of such shares of Capital Stock, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations.

(k)None of the Company or the Investor or any of their respective Affiliates shall make any public announcement concerning or otherwise disclose to any third party (other than to their respective representatives on a confidential basis pursuant to the terms of the Mutual Confidentiality Agreement and only to the extent necessary in connection with each party’s respective rights and obligations under this Safe), the terms or existence of this Safe, except with the prior written consent of the other party hereto. Notwithstanding the foregoing, the Company may disclose the terms and existence of this Safe to third parties (including to existing and potential investors or potential acquirors or in connection with required public filings) in connection with an Equity Financing or a Liquidity Event, provided that such information is disclosed in accordance with the terms of the Mutual Confidentiality Agreement.

(l)For as long as this Safe remains outstanding or the Investor holds any Capital Stock and until the Investor becomes a party to the Investors’ Rights Agreement (or its equivalent), the Company shall provide the Investor (i) the same information that it provides each Major Investor (as defined in the Investors’ Rights Agreement) pursuant to Section 3.1(b) of the Investors’ Rights Agreement, and (ii) no less information than and the same information rights as any other stockholder of the Company has; provided that the Investor shall be subject to Section 3.3 of the Investors’ Rights Agreement as if it were a party thereto. The information rights set forth in this Section 6(l) shall terminate and be of no further force and effect upon the earliest to occur of (A) a Direct Listing, Initial Public Offering or De-SPAC or (B) the consummation of a Deemed Liquidation Event (as defined in the Investors’ Rights Agreement).

(m)The Company acknowledges that Investor is an affiliate of the Brookfield Global Transition Fund, a Brookfield-controlled investment vehicle focused on making investments that facilitate the transition to a net-zero carbon economy and is required to produce certain sustainability-related information and reports relating to its investments. In furtherance of the foregoing, beginning on the 1-year anniversary of the date hereof, for as long as this Safe remains outstanding or the Investor holds at least [***] in fair market value of Capital Stock, as determined in accordance with Schedule I, the Company shall:

(i)Provide Investor with [***];

(ii)Implement appropriate policies and procedures, to (A) [***] and (B) [***]; and

(iii)Provide Investor with [***].

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Safe to be duly executed and delivered.

COMPANY:

LanzaTech NZ, Inc.:

By:	/s/ Jennifer Holmgren

Name:	Jennifer Holmgren

Title:	CEO

Address:	[***]

Email:	[***]

DEVELOPER (solely for purposes of Section 2(e) and Section 4(i)):

LanzaTech, Inc.:

By:	/s/ Jennifer Holmgren

Name:	Jennifer Holmgren

Title:	CEO

Address:	[***]

Email:	[***]

[Signature Page to SAFE]

INVESTOR:

BGTF KT Aggregator LP
by
BGTF BERMUDA GP LIMITED, its general partner

By:	/s/ James Bodi

Name:	James Bodi

Title:	Director

Address:	[***]

Email:	[***]

[Signature Page to SAFE]